EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT





   Shareholders and Board of Directors
   Johnson Worldwide Associates, Inc.:

   We consent to incorporation by reference in the Registration Statements (No. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899 and 33-
   61285) on Form S-8 of Johnson Worldwide Associates, Inc. of our reports dated November 8, 1995, relating to the consolidated balance sheets of Johnson Worldwide Associates, Inc. and subsidiaries as of September 29, 1995 and September 30, 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended September 29, 1995, which reports appear or are incorporated by reference in the 1995 Annual Report on Form 10-K of Johnson Worldwide Associates, Inc.




                                                        KPMG Peat Marwick LLP
   Milwaukee, Wisconsin
   December 12, 1995